Issuer Free Writing Prospectus, dated March 28, 2017
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement
dated March 28, 2017
Registration Statement No. 333-208710

Omega Healthcare Investors, Inc.
$550,000,000

4.750% Senior Notes due 2028

$150,000,000

4.500% Senior Notes due 2025

March 28, 2017

	2028 Notes	2025 Notes

Issuer:	Omega Healthcare Investors, Inc.	Omega Healthcare Investors, Inc.

Guarantees:	The notes will be fully and unconditionally guaranteed by the Company's existing and future subsidiaries that guarantee indebtedness under the Company's existing senior notes and the facilities under the Company's credit agreements.

The notes will be fully and unconditionally guaranteed by the Company's existing and future subsidiaries that guarantee indebtedness under the Company's existing senior notes and the facilities under the Company's credit agreements.

Title of Securities:	4.750% Senior Notes due 2028	4.500% Senior Notes due 2025

Aggregate Principal Amount:	$550,000,000

$150,000,000

The 4.50% Senior Notes due 2025 will be part of the same series of notes as the $250,000,000 principal amount of 4.50% Senior Notes due 2025 offered and sold by the prospectus dated June 17, 2015.

Trade Date:	March 28, 2017	March 28, 2017

Settlement Date:	April 4, 2017 (T + 5)	April 4, 2017 (T + 5)
Final Maturity Date:	January 15, 2028	January 15, 2025

Issue Price to Public:	98.978% plus accrued interest, if any, from April 4, 2017	99.540% plus accrued interest from January 15, 2017

Gross Proceeds to Issuer (excludes accrued interest):	$544,379,000	$149,310,000

Coupon:	4.750%	4.500%

Yield to Maturity:	4.87%	4.57%

Spread to Treasury:	+245 basis points	+215 basis points

Benchmark Treasury:	UST 2.250% due February 15, 2027	UST 2.250% due February 15, 2027

Benchmark Treasury Yield:	2.420%	2.420%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2018	January 15 and July 15, commencing July 15, 2017

Record Dates:	January 1 and July 1	January 1 and July 1

Optional Redemption:	Make-whole call @ T+40 bps Par call on or after October 15, 2027	Make-whole call @ T+35 bps Par call on or after October 15, 2024

Joint Book-Running Managers:	J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Stifel, Nicolaus and Company, Incorporated	J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Stifel, Nicolaus and Company, Incorporated

Senior Co-Managers:	Capital One Securities, Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc.	Capital One Securities, Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Co-Managers:	BBVA Securities Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Regions Securities LLC SMBC Nikko Securities America, Inc. Synovus Securities, Inc.	BBVA Securities Inc. BB&T Capital Markets, a division of BB&T Securities, LLC Regions Securities LLC SMBC Nikko Securities America, Inc. Synovus Securities, Inc.

CUSIP/ISIN Numbers:	CUSIP: 681936BK5 ISIN: US681936BK50	CUSIP: 681936BD1 ISIN: US681936BD18

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Credit Agricole Securities (USA) Inc. at (866) 807-6030, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Stifel, Nicolaus and Company, Incorporated at (800) 966-1559.